Calculation of Filing Fee Tables
S-8
VERU INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	750,000	$ 2.575	$ 1,931,250.00	0.0001381	$ 266.71
Total Offering Amounts:						$ 1,931,250.00		$ 266.71
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 266.71
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock which become issuable under the Veru Inc. 2018 Equity Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by Veru Inc. (the "Registrant") which results in an increase in the number of the outstanding shares of the Registrant's Common Stock. (2) For the purpose of computing the registration fee, the Registrant has used $2.575 as the average of the high and low prices of the Common Stock as reported on December 10, 2025 on the NASDAQ Capital Market for the offering price per share, in accordance with Rule 457(c) and (h) under the Securities Act. The actual offering price will be determined in accordance with the terms of the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A